Exhibit 3(b)

THE HILLSHIRE BRANDS COMPANY

BYLAWS

AS AMENDED AND RESTATED FEBRUARY 15, 2014

ARTICLE XI — Making, Altering or Repealing Bylaws	19

Section 1 — Amendments to the Bylaws	19

Section 2 — Scope of Bylaws	20

ARTICLE XII — Exclusive Forum for Certain Litigation	20

ARTICLE I

Meetings of Stockholders

Section 1. Annual Meeting. An annual meeting of the stockholders of the Corporation for the election of directors and the transaction of any other business as may properly come before the meeting shall be held on the last Thursday in October in each year at a time fixed by the Board of Directors (or if such day is a legal holiday, then on the next succeeding business day which is not a holiday) or on any other business day set by the Board of Directors. The Board and/or the Chairman of the Board may raise any business of the Corporation for transaction at any such annual meeting without being specifically designated in the notice of such meeting, except such business as is specifically required by the Maryland General Corporation Law (the “MGCL”) to be stated in such notice.

Section 2. Special Meetings.

(a) General. The Board of Directors, the Chairman of the Board of Directors or the President may call a special meeting of the stockholders to be held at such date, time and place as may be designated by whoever has called the meeting. Subject to subsection (b) of this Section 2, a special meeting of stockholders also shall be called by the Secretary of the Corporation upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

(b) Stockholder Requested Special Meetings.

(1) In order for any stockholder to request a special meeting, one or more written requests for a special meeting signed by stockholders of record (or their duly authorized agents) entitled to cast not less than a majority of all of the votes entitled to be cast at such meeting shall be delivered to the Secretary, which request shall be accompanied by a notice setting forth the information required by Section 10 of this Article I as to (i) business proposed to be brought before such special meeting, and (ii) the stockholder(s) requesting the special meeting and any Stockholder Associated Persons (as defined in Section 10 of this Article I). Any requesting stockholder may revoke his, her or its request for a special meeting at any time by written revocation delivered to the Secretary.

(2) The Secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including the Corporation’s proxy materials). The Secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (1) of this Section 2(b), the Secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or other delivery of any notice of the meeting. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be called or held if the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law or is identical or substantially similar to an item of business which (x) was presented at any meeting of stockholders of the Corporation held within the previous twelve months or (y) is included in the Corporation’s notice as an item of business to be brought before a stockholder meeting that has been called but not yet held.

(3) Any special meeting called by the Secretary upon the request of stockholders shall be held at such date, time and place as may be designated by the Board of Directors. In the event the Board of Directors fails to designate, within 10 days after the date the Secretary receives payment of reasonably estimated costs as provided in Section 2(b)(2) (the “Payment Delivery Date”), (i) a date and time for a such meeting, then such meeting shall be held at 10:00 a.m. local time on the 90th day after the record date for such meeting or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day, (ii) a place for such meeting, then such meeting shall be held at the principal executive office of the Corporation, or (iii) a record date for such meeting, then the close of business on the 30th day after the Payment Delivery Date shall be the record date.

(4) If at any time, as a result of written revocations of requests for the special meeting, stockholders of record (or their duly authorized agents) entitled to cast less than a majority of all of the votes entitled to be cast at such meeting shall have delivered and not revoked requests for a special meeting on the matter, the special meeting need not be called or held, or the chairman of the meeting may call the meeting to order and adjourn the meeting without acting on the matter. Any request for a special meeting received after a revocation by the Secretary of a notice of a meeting shall be considered a request for a new special meeting.

(5) The Chairman of the Board of Directors, the President or the Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported stockholder request for a special meeting received by the Secretary. For the purpose of permitting the inspectors to perform such review, no such purported request shall be deemed to have been delivered to the Secretary until the earlier of (i) five Business Days after receipt by the Secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the Secretary represent not less than a majority of all the votes entitled to be cast at such meeting. Nothing contained in this paragraph (5) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(6) For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Illinois are authorized or obligated by law or executive order to close.

Section 3. Place of Meetings. Except as otherwise provided in Section 2(b)(3) of this Article I, all meetings of the stockholders shall be held at such place as set by the Board of Directors.

Section 4. Notice of Meeting. Not less than 10 days nor more than 90 days before the date of each stockholders’ meeting, the Secretary shall give, to each stockholder entitled to vote at the meeting and to each other stockholder entitled to notice of the meeting, notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or if otherwise required by the MGCL, the purpose for which the meeting is called, either by mail, by presenting it to the stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by transmitting the notice to the stockholder in any other manner permitted by applicable law. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage thereon prepaid, addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article I or the validity of any proceedings at any such meeting.

Section 5. Record Date. Except as provided in Section 2(b)(3) of this Article I, the record date for the determination of the stockholders entitled to notice of and to vote at any meeting of stockholders and for other purposes shall be the date fixed by the Board of Directors pursuant to Article IX, Section 4 of these Bylaws.

Section 6. Quorum. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. If, however, such quorum shall not be established at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time or to adjourn and reschedule the meeting to a date not more than 120 days after the original record date without further notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present either in person or by proxy, at a meeting which has been duly called and convened, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 7. Organization of Meeting. At every meeting of stockholders, the Chairman of the Board, if there be one, shall serve as chairman of the meeting and conduct the meeting or, in the case of a vacancy in the office or absence of the Chairman of the Board, a person designated by the Board of Directors shall serve as chairman of the meeting. The Secretary, or in the Secretary’s absence, a person appointed by the chairman of the meeting shall serve as secretary of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation entitled to vote at the meeting, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies or other such persons as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) determining when the polls should be opened and closed for voting; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 8. Voting. Except as otherwise provided by the MGCL or the charter of the Corporation (the “Charter”), at all meetings of the stockholders, each stockholder entitled to vote at such meeting shall be entitled to (a) one vote upon each matter submitted to a vote at such meeting for each share of common stock of the Corporation owned of record by such stockholder and (b) such voting rights, if any, as are provided in the Charter with respect to any series of preferred stock of the Corporation owned of record by such stockholder. A stockholder may vote the shares of stock owned of record by such stockholder either in person or by proxy. Every proxy shall be authorized, executed and dated by the stockholder of record or the duly authorized agent of such stockholder in any manner authorized by law. Each proxy shall be filed with the Secretary of the Corporation at or prior to the meeting. No proxy shall be valid more than 11 months after its date, unless otherwise provided in the proxy. A majority of all the votes cast at any meeting of stockholders at which a quorum is present shall be sufficient to approve any matter which may properly come before the meeting, unless the MGCL, the Charter or these Bylaws provides otherwise.

Section 9. Control Share Acquisition Act. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the MGCL (or any successor statute) shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

Section 10. Nominations and Proposals by Stockholders.

(a) Annual Meetings of Stockholders.

(1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 10(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 10(a).

(2) For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 10(a)(1), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 10 and shall be delivered to the Secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Central Time, on the 120th day before the first anniversary of the date of the proxy statement (as defined in Section 10(c)(4) of this Article I) for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day before the date of such annual meeting and not later than 5:00 p.m., Central Time, on the later of the 120th day before the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3) Such stockholder’s notice shall set forth:

(i) as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder;

(ii) as to any other business that the stockholder proposes to bring before the meeting, a description of such business (including the complete text of any resolutions to be presented at the annual meeting), the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

(iii) as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

(A) the class, series and number of all shares of stock or other securities of the Corporation (collectively, “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date(s) on which such Company Securities were acquired and the investment intent of such acquisition(s), and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,

(B) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,

(C) whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (x) manage risk or benefit of changes in the price of Company Securities for such stockholder, Proposed Nominee or Stockholder Associated Person, or (y) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation disproportionately to such person’s economic interest in the Company Securities, and

(D) any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(iv) as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this Section 10(a)(3) and any Proposed Nominee,

(A) the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee, and

(B) the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

(v) the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal prior to the date of such stockholder’s notice; and

(vi) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(4) Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee (i) certifying that such Proposed Nominee (a) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation and (b) will serve as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire, which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded.

(5) Notwithstanding anything in this subsection (a) of this Section 10 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 10(c)(4) of this Article I) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 10(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than 5:00 p.m., Central Time, on the 10th day following the day on which such public announcement is first made by the Corporation.

(6) For purposes of this Section 10, “Stockholder Associated Person” of any stockholder means (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 10 and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 10. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any such stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by Section 10(a)(3) and (4), shall be delivered to the Secretary at the principal executive office of the Corporation not earlier than the 120th day before such special meeting and not later than 5:00 p.m., Central Time, on the later of the 90th day before such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c) General.

(1) If information submitted pursuant to this Section 10 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 10. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the Secretary or the Board of Directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (i) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 10, and (ii) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 10 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 10.

(2) Only such individuals who are nominated in accordance with this Section 10 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 10. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 10.

(3) “Public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(4) For purposes of this Section 10, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time.

(5) Notwithstanding the foregoing provisions of this Section 10, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 10. Nothing in this Section 10 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 10 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

ARTICLE II

Board of Directors

Section 1. Function and Number of Directors. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors. The majority of the Board of Directors may, from time to time, fix or alter the number of directors; provided, however, that the number of directors comprising the Board of Directors shall be no less than three or more than 25. The tenure of office of any director shall not be affected by any alteration in the number of directors. Any director may resign at any time by giving notice in writing or by electronic transmission to the Chairman of the Board or the Secretary. Any resignation will be effective immediately upon receipt or at a later date specified in the resignation. Acceptance of the resignation will not be necessary to make it effective unless otherwise stated on the resignation.

Section 2. Election. The directors shall be elected at the annual meeting of the stockholders and shall hold office until the next annual meeting of the stockholders and until their successors are elected and qualify. Each director shall be elected by a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided that if, as of a date that is fourteen (14) days in advance of the date the Corporation files its definitive proxy statement with the Securities and Exchange Commission (regardless of whether or not the proxy statement thereafter is revised or supplemented), the number of nominees exceeds the number of directors to be elected, then each director shall be elected by a plurality of the votes cast in person or by proxy at any such meeting. For purposes of this Section 2, a “majority” of the votes cast means that the number of votes “for” a director nominee exceeds the number of votes “against” that director nominee (with “abstentions and “broker non-votes” not counted as a vote either “for” or “against” that director nominee’s election).

Section 3. Chairman. One director who meets the general standards for director independence established at such time by the New York Stock Exchange or such other exchange, if any, that is then the principal exchange on which the Corporation’s common stock is then traded shall be selected to serve as the Chairman of the Board. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors, and, in his or her absence, a director designated by the Board of Directors shall preside.

Section 4. Vacancies. If for any reason any or all the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder (even if fewer than three directors remain). Except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Section 5. Annual Meeting. An annual meeting of the Board of Directors shall be held at the same place and on the same day as and immediately before or after the annual meeting of stockholders for the purpose of electing the officers of the Corporation, the appointment of the committees of the Board of Directors and for the transaction of any other business.

Section 6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such places or by means of remote communication and at such times as may be fixed from time to time by the Board of Directors, without call or notice.

Section 7. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President, upon their own motions, or by the Secretary upon the request in writing or by electronic transmission of a majority of the directors.

Section 8. Emergency Meetings. Emergency meetings of the Board of Directors may be called at any time by the Chairman of the Board after notice by personal delivery or by telephone, electronic transmission, facsimile transmission or courier to each director at his or her business or residence address. At least four hours’ notice shall be given of all emergency meetings. The quorum for an emergency meeting shall be at least forty percent (40%) of all of the directors.

Section 9. Notice. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic transmission, facsimile transmission, United States mail or courier to each director at his or her business or residence address. Notice of any special meeting by personal delivery, by telephone, electronic transmission, or facsimile transmission shall be given at least two days prior to the meeting. Notice of any special meeting by mail shall be given at least five days prior to the meeting and shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Telephone notice shall be deemed to be given when the director is personally given such notice in a telephone call to which he or she is a party. Electronic transmission notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 10. Quorum; Voting. At any and all annual, regular and special meetings of the Board of Directors, one-third of the duly elected and qualified directors shall constitute a quorum, unless there are only three directors, in which case two directors shall constitute a quorum; but if at any meeting of the Board of Directors there be less than a quorum present, the directors at the meeting may, without further notice, adjourn the same, from time to time, for a period not exceeding 10 days at any one time, until a quorum is in attendance. The action of a majority of the directors present at a meeting at which a quorum is present is the action of the Board of Directors.

Section 11. Informal Actions. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by all the members of the Board of Directors or such committee, as the case may be, and filed with the minutes of proceedings of the Board of Directors or such committee.

Section 12. Participation in Meetings by Conference Telephone. Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board of Directors or any committee by means of conference telephone or other communications equipment if all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at such meeting.

Section 13. Compensation. Directors shall be paid such compensation, including retainers and fees for attendance at meetings of the Board of Directors and its committees, as shall be determined from time to time by the vote of the Board of Directors. No compensation for service as a director shall be paid to officers or employees of the Corporation or any subsidiary of the Corporation.

ARTICLE III

Committees of the Board of Directors

Section 1. Committees and Membership. The Board of Directors may designate from time to time one or more committees and fix the number of members of each such committee. The members of each such committee shall be elected by the Board of Directors from among the members of the Board of Directors; provided, however, that in the absence of a member or members at a meeting of a committee, the members present at any meeting of such committee (whether or not a quorum is present) may appoint directors who are not members of such committee to act in the place or places of such absent member or members in order to constitute a quorum at such meeting. A director may concurrently serve on more than one of such committees.

Section 2. Selection; Term. The members of each committee of the Board of Directors and the chairperson thereof shall be elected at the regular annual meeting of the Board of Directors, or at such other time as may be fixed from time to time by the Board of Directors, and shall hold office until the next such regular annual meeting of the Board of Directors and until their respective successors are elected and qualified; provided, however, that vacancies during the year on any committee shall be filled by the Board of Directors. The Board of Directors shall have the power at any time to change the members of any committee so designated, to fill vacancies or to dissolve any such committee.

Section 3. Meetings; Quorum; Minutes. Each committee of the Board of Directors shall from time to time meet at such time and place as shall be directed by the chairperson of each committee and, in his or her absence, by the Chairman of the Board of Directors, or in his or her absence, by the full Board of Directors. A majority of all the members of each such committee (including directors appointed to act at any meeting of a committee in the place of absent members thereof as provided in Section 1 of this Article III) shall constitute a quorum for that committee meeting and the action of such quorum shall be taken as the action of the committee.

Section 4. Authority of Committees. No committee shall have the authority to perform any act which may not be delegated to a committee under the MGCL. If the Board of Directors has given general authorization for the issuance of stock providing for or establishing a method or procedure for determining the maximum number or the maximum aggregate offering price of shares to be issued, a committee of the Board, in accordance with that general authorization or any stock option or other plan or program adopted by the Board, may authorize or fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Directors under Sections 2-203 and 2-204 of the MGCL.

ARTICLE IV

Officers

Section 1. Officers. The officers of the Corporation shall include a Chief Executive Officer, a President, a Chief Financial Officer, a General Counsel, a Secretary, a Treasurer and a Controller and may include such other officers as may be deemed necessary or appropriate from time to time, each of whom shall have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors. The officers of the Corporation shall be elected annually by the Board of Directors, except that the Chief Executive Officer may from time to time appoint one or more Assistant Secretaries, Assistant Treasurers or such other officers below the level of a Board-appointed Corporate Vice President as the Chief Executive Officer deems necessary or appropriate. In addition, the Chief Executive Officer may appoint as officers of the Corporation employees with executive authority over a business segment or reporting unit or executive authority over a corporate staff function of the Corporation and may designate for such officers titles that appropriately reflect their positions and responsibilities.

Section 2. Election and Qualification. Except as otherwise provided in Section 1 of this Article IV, the officers shall be elected by, and shall hold office at the pleasure of, the Board of Directors. Any two of the offices set forth in Section 1 of this Article IV may, at the discretion of the Board of Directors, be held by the same person; provided, however, that no person shall serve concurrently as President and as a Vice President of the Corporation.

Section 3. Chief Executive Officer. The Chief Executive Officer of the Corporation, subject to the oversight of the Board of Directors, shall have general charge of the management of the business and affairs of the Corporation, shall be responsible for corporate policy and strategy and shall report directly to the Board of Directors. The Chief Executive Officer shall perform such other duties and have such authority as may be assigned to him or her by the Board of Directors.

Section 4. The President. The President shall perform such duties and have such authority as may be assigned to him or her by the Board of Directors. If no officer is designated as the President, then the Chief Executive Officer shall be the President of the Corporation for purposes of the MGCL.

Section 5. Vice Presidents. Each Executive Vice President, Senior Vice President or Vice President shall perform such duties and have such authority as shall be assigned to him or her by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

Section 6. Chief Financial Officer. The Chief Financial Officer shall have general supervision of all financial matters relating to the Corporation (including its subsidiaries and affiliates), including the raising of capital, financial risk management and review of the Corporation’s financial condition. The Chief Financial Officer shall perform such other duties and have such authority as may be assigned to him or her by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

Section 7. General Counsel. The General Counsel shall have general supervision of all legal matters relating to the Corporation (including its subsidiaries and affiliates), including litigation by and against the Corporation, preparation of documents relating to transactions to which the Corporation is a party, advice to the Board of Directors and management concerning legal issues affecting the Corporation and retention of counsel to represent the Corporation. The General Counsel shall perform such other duties and have such authority as may be assigned to her or him by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President.

Section 8. Secretary. The Secretary shall issue or cause to be issued notices for all meetings of the stockholders or Board of Directors and its committees, shall keep minutes of such meetings and shall have charge of the seal and corporate books and records. The Secretary shall supervise all matters relating to the Securities and Exchange Commission and the stock exchanges on which the securities of the Corporation are listed. The Secretary shall perform such other duties and have such authority as may be assigned to him or her by the Board of Directors, the Chief Executive Officer or the President. In the absence of the Secretary from any meetings of the stockholders or Board of Directors, the record of the proceedings shall be kept and authenticated by such person as may be appointed for that purpose by the chairman of the meeting.

Section 9. Treasurer. The Treasurer shall have charge and custody of the funds, securities and other valuable effects of the Corporation (including its subsidiaries and affiliates) and shall keep full and accurate accounts of all receipts and disbursements. The Treasurer shall deposit all moneys to the credit of the Corporation in such banks or depositories as he or she shall designate subject to the control of the Board of Directors or the Finance Committee. The Treasurer shall cause disbursement of the funds of the Corporation as may be required in the conduct of business. The Treasurer shall perform such other duties and have such authority as may be assigned to him or her by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the President.

Section 10. Controller. The Controller shall keep or cause to be kept in the books and records of the Corporation a full and accurate account of all receipts, disbursements and transactions and of the assets and liabilities of the Company. The Controller shall prepare and submit to the Board of Directors, the Chief Executive Officer, or the Chief Financial Officer, whenever requested, an account of all transactions and of the financial condition of the Company and shall perform such other duties as may be assigned to the Controller by these Bylaws, the Board of Directors, the Chief Executive Officer, or the Chief Financial Officer.

Section 11. Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries and Assistant Treasurers shall perform such duties as the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, or by the Secretary or Treasurer, respectively, may from time to time prescribe or require. In the absence or disability of the Secretary or Treasurer, an Assistant Secretary or Assistant Treasurer, as the case may be, shall perform the duties and have the powers of the Secretary and Treasurer, respectively. The Board of Directors may, in its discretion, confer upon any Assistant Secretary or Assistant Treasurer any power of the Secretary or Treasurer, respectively, to be exercised jointly with or independently of the Secretary or Treasurer, respectively, as the Board may from time to time determine.

ARTICLE V

Indemnification and Advancement of Expenses

Section 1. Indemnification.

(a) Scope of Indemnification.

(1) The Corporation shall indemnify any person who was or is a party to, or witness in, or is threatened to be made a party to, or witness in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, member, partner, employee, trustee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such Proceeding, to the fullest extent permitted by Maryland law as in effect from time to time. Notwithstanding the foregoing, the Corporation shall not be required to provide indemnification pursuant to this Article V with respect to (i) any Proceeding (or part thereof) initiated by a director or officer unless such Proceeding was authorized by the Board of Directors or brought to enforce rights to indemnification or advancement of expenses under this Article V, and (ii) any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the Corporation has given its prior consent to such settlement or other disposition.

(2) To the extent that a director or officer of the Corporation has been successful, on the merits or otherwise, in defense of any Proceeding or in defense of any claim, issue or matter therein, including, without limitation, the dismissal of any action without prejudice, or if it is ultimately determined in a final adjudication from which there is no appeal that such person is otherwise entitled to be indemnified against reasonable expenses, such person shall be indemnified against all reasonable expenses actually incurred in connection therewith.

(b) Applicable Definitions. For purposes of this Article V, references to “other enterprise” shall include any employee benefit plan and any non-profit organization, including trade associations; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of any other enterprise which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants, or beneficiaries; and any action taken or omitted by a person with respect to an employee benefit plan in the performance of the person’s duties for a purpose reasonably believed by that person to be in the interest of the participants and beneficiaries of that plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

Section 2. Advancement of Expenses.

(a) The Corporation shall pay reasonable expenses incurred by a director or officer of the Corporation in defending a Proceeding in advance of the final disposition of such Proceeding; provided that the payment of such expenses shall be made only upon receipt of (i) a written undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined in a final adjudication from which there is no appeal that the standard of conduct necessary for indemnification as provided by Maryland law has not been met and (ii) a written affirmation by such person of such person’s good faith belief that the standard of conduct necessary for indemnification as provided by Maryland law has been met.

(b) Notwithstanding the foregoing Section 2(a) of this Article V, the Corporation shall not advance or continue to advance expenses to any officer or director of the Corporation in any Proceeding if a determination is reasonably and promptly made by one of the Decision-Making Parties (as defined below) that the facts known to such Decision-Making Party at the time such determination is made demonstrate clearly and convincingly that such person has not met the applicable standard of conduct necessary for indemnification as provided by Maryland law. Such determination shall be made by one of the following “Decision-Making Parties,” at the discretion of the Board: (i) by a majority vote of a quorum consisting of the directors who are not at the time parties to the Proceeding (“Disinterested Directors”), or (ii) if such quorum cannot be obtained, then by a majority vote of a committee consisting solely of one or more Disinterested Directors designated by a majority vote of the full Board of Directors (in which vote directors who are parties to the Proceeding may participate). If the decision on whether to advance or to continue to advance expenses relates to a director (including an officer who is also a director), then the Disinterested Directors or the committee of Disinterested Directors created pursuant to clause (ii) above shall obtain written advice of independent legal counsel before making its decision, which independent legal counsel shall be selected by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors or, if such a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors consisting solely of Disinterested Directors designated by a majority vote of the full Board of Directors (in which vote directors who are parties to the Proceeding may participate), or if the requisite quorum of the full Board of Directors cannot be obtained and the committee cannot be established, by a majority vote of the full Board of Directors (in which vote directors who are parties to the Proceeding may participate). If the decision on whether to advance or to continue to advance expenses relates to an officer who is not also a director, then the Disinterested Directors or such committee of Disinterested Directors may, but is not required to, obtain written advice of independent legal counsel before making its decision.

Section 3. Determination of Right to Obtain and Procedure for Obtaining Indemnification and Advancement of Expenses.

(a) To receive indemnification under this Article V, a director or officer shall submit to the Corporation a written request, which shall include documentation or information that is necessary to determine the entitlement of such person to indemnification and that is reasonably available to such person. Upon receipt by the Corporation of a written request for indemnification, a determination shall be made (unless indemnification is provided pursuant to Section 1(a)(2) of this Article V or ordered by a court) regarding whether such person has met the applicable standard of conduct necessary for indemnification as provided by Maryland law. Such determination shall be made (1) if the request for indemnification is made by a director (including an officer who is also a director) of the Corporation, then in the discretion of the Board the determination shall be made (i) by one of the Decision-Making Parties, or (ii) by the Corporation’s stockholders, with the shares owned by such person not being entitled to vote thereon, or (2) if the request for indemnification is made by an officer who is not a director of the Corporation, by the Chief Executive Officer or any other officer of the Corporation authorized to make such determination. The determination of entitlement to indemnification shall be made, and such indemnification shall be paid in full promptly, and in any event within 60 days, after a written request for indemnification has been received by the Corporation, unless a determination is made that the standard of conduct necessary for indemnification as provided by Maryland law has not been met.

(b) To receive an advancement of expenses under this Article V, a director or officer shall submit to the Corporation a written request, which shall include invoices and other documentation that reasonably evidences the expenses incurred by such person and shall include the written undertaking and affirmation required by Section 2 of this Article V. Except as otherwise provided in Section 2(b) of this Article V, expenses shall be paid in full promptly, and in any event within 30 days, after a written request for advancement has been received by the Corporation.

Section 4. Enforcement of Rights; Right to Bring Suit.

(a) If a request for indemnification or advancement of expenses is not paid in full by the Corporation or on its behalf within the time frames specified in Section 3 of this Article V, the director or officer may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction to recover the unpaid amount of the request. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the director or officer shall be entitled to be paid also the reasonable expense of prosecuting or defending such suit.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses if it should ultimately be determined in a final adjudication from which there is no appeal that the director or officer has not met the standard of conduct necessary for indemnification as provided in Maryland law. Neither the failure of the Corporation (including its Disinterested Directors, a committee of Disinterested Directors, independent legal counsel, or the Corporation’s stockholders) to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met the standard of conduct necessary for indemnification as provided in Maryland law, nor an actual determination by the Corporation (including its Disinterested Directors, a committee of Disinterested Directors, independent legal counsel, or the Corporation’s stockholders) prior to the commencement of such suit that the director or officer has not met the standard of conduct necessary for indemnification as provided in Maryland law, shall create a presumption that the director or officer has not met the standard of conduct or is not entitled to indemnification or, in the case of such a suit brought by the director or officer, shall be a defense to such suit. In any suit brought by a director or officer to enforce a right to indemnification or to advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

Section 5. Indemnification of Others; Insurance. The Corporation shall have the power, to the extent authorized by the Board of Directors, to provide indemnification and advancement of expenses to any employee or agent of the Corporation. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, trustee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee, member, trustee, or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any liability asserted against and incurred by any such person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article V.

Section 6. General. The indemnification and advancement of expenses provided by this Article V: (a) shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled, (b) shall continue in respect of all events occurring while a person was a director or officer after such person has ceased to be a director or officer (including after a change in control of the Corporation), and (c) shall inure to the benefit of the estate, heirs, executors and administrators of such person. Any repeal or modification of the foregoing provisions of this Article V shall be prospective only and shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. All rights to indemnification and advancement of expenses hereunder shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article V is in effect and shall vest at the time an individual becomes a director or officer of the Corporation.

Section 7. Further Action. The Board of Directors may take such action as is necessary to carry out the provisions of this Article V and is expressly empowered to adopt, approve and amend from time to time such resolutions or contracts implementing such provisions or such further arrangements for indemnification or advancement of expenses as may be permitted by law.

Section 8. Severability. In the event that any provision of this Article V is determined by a court to require the Corporation to do or fail to do an act which is in violation of applicable law, such provision shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Article V shall be enforceable in accordance with their terms.

ARTICLE VI

Fiscal Year and Dividends

Section 1. Fiscal Year. The fiscal year of the Corporation shall end on the Saturday nearest to June 30 of each year and commence on the next day.

Section 2. Dividends. The Board of Directors from time to time may authorize and the Corporation may declare, in accordance with the provisions and limitations of the MGCL and of the Charter, dividends on the shares of the Corporation in cash, property or stock of the Corporation.

ARTICLE VII

Corporate Documents

Section 1. Execution of Negotiable Instruments. All checks, drafts, notes and other negotiable instruments relating to the Corporation or any division of the Corporation shall be reviewed and executed in accordance with the requirements established from time to time by the Corporation.

Section 2. Execution of Other Documents.

(a) In General. Any contract, conveyance, lease, power of attorney and other agreement or document of the Corporation shall be signed by any authorized officer or any employee or agent authorized by any policy of the Corporation in effect at the time the document is executed.

(b) Transaction Principally Involving Divisions. The Chief Executive Officer, President or any Vice President of a division of the Corporation may sign any contract, conveyance, lease, power of attorney or other agreement or document principally involving the division of which he or she is an officer. If no such officers are appointed for a division, its managing director or general manager or other person exercising principal supervisory authority for the business and affairs of the division may sign such contract, conveyance, lease, power of attorney or other agreement or document.

(c) Construction and Interpretation. Nothing in this Section 2 of this Article VII may be construed or interpreted to limit the authority of the Chief Executive Officer, acting on behalf of the Corporation, under Section 1 of this Article VII or otherwise.

(d) Execution in Multiple Capacities. No officer shall execute, acknowledge or verify any instrument or document on behalf of the Corporation in more than one capacity, if such instrument or document is required by law or by these Bylaws to be executed, acknowledged or verified by two or more officers.

ARTICLE VIII

Seal

Section 1. Contents. The seal of the Corporation, if any, shall be circular in form and include the words “THE HILLSHIRE BRANDS COMPANY—MARYLAND—1941” inscribed thereon. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2. Affixing Seal. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE IX

Stock

Section 1. Certificates. The Corporation may issue some or all of the shares of any or all of the Corporation’s classes or series of stock without certificates if authorized by the Board of Directors. The issuance of shares in uncertificated form shall not affect shares already represented by a certificate until the certificate is surrendered to the Corporation. Unless otherwise determined by the Board of Directors, each stockholder, upon written request to the Secretary of the Corporation, shall be entitled to a certificate or certificates which shall represent and certify the number of shares of each class of stock held by him in the Corporation. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors and contain the statements and information and be executed in the manner required by the MGCL. In the event that the Corporation issues shares of stock without certificates, the Corporation shall provide to the record holders of such shares, upon request, for so long as the same is required by the MGCL, a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2. Transfers. All transfers of stock shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. Notwithstanding the foregoing, transfers of shares of any class of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 3. Registration. The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issuance and registration of shares of stock, and certificates representing the same, if any, including the appointment from time to time of transfer agents and registrars. An original or duplicate stock ledger containing the names and addresses of all stockholders and the number of shares of each class held by each stockholder shall be maintained by the transfer agent or agents of the Corporation, if any, at the principal business office of the Corporation or at such other office or agency as the Board of Directors, the Chairman of the Board or the President shall prescribe.

Section 4. Record Date. The Board of Directors shall have authority from time to time to fix a date of not less than 10 days and not more than 90 days preceding the date of any meeting of stockholders, any dividend payment date, or any date for the allotment of rights, as a record date for the determination of stockholders who are entitled to notice of or to vote at such meeting, or entitled to receive such dividend or rights, as the case may be. Only stockholders of record on such date shall be entitled to notice of or to vote at such meeting, or to receive such dividend or rights, as the case may be; provided, however, that unless the Board of Directors shall fix such date, such record date for determining the stockholders entitled to notice of and to vote at such meeting, or entitled to receive such dividend or rights, as the case may be, shall be as provided by the MGCL.

When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

Section 5. Recognition of Holder. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the MGCL.

Section 6. Replacement Certificates. Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 7. Fractional Stock; Issuance of Units. The Board of Directors may cause the Corporation to (a) issue fractional stock, (b) eliminate a fractional interest by rounding off to a full share of stock, (c) arrange for the disposition of a fractional share by the person entitled to it, (d) pay cash for the fair value of a fractional share of stock as determined as of the time when the person entitled to receive it is determined, or (e) provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the Corporation to issue units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

ARTICLE X

Waiver of Notice

Whenever any notice of the time, place or purpose of any meeting of stockholders, Board of Directors or committee of the Board of Directors is required to be given under the MGCL, the Charter or these Bylaws, a written waiver or a waiver by electronic transmission thereof, delivered by the person entitled to such notice and filed with the records of the meeting, whether before or after the holding thereof, or actual attendance at the meeting in person or, in the case of stockholders only, a duly executed and delivered proxy, shall satisfy any requirement for notice to such person.

ARTICLE XI

Making, Altering or Repealing Bylaws

Section 1. Amendments to the Bylaws. These Bylaws may be amended, altered or repealed by the affirmative vote of a majority of all the votes cast at any meeting of stockholders at which a quorum is present; provided that notice of the proposed amendment, alteration or repeal is included in the notice of the meeting in accordance with Article I, Section 10 of these Bylaws. The Board of Directors also may amend, alter or repeal these Bylaws by a vote of a majority of the directors present at a meeting.

Section 2. Scope of Bylaws. The Bylaws may contain any provision not inconsistent with the MGCL or the Charter for the regulation and management of the affairs of the Corporation.

ARTICLE XII

Exclusive Forum for Certain Litigation

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or these Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.